Exhibit 107

Calculation of Filing Fee Tables

Form S-8

Repare Therapeutics Inc.

	Table 1 – Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Common shares, no par value per share, 2020 Equity Incentive Plan	Other(2)	2,101,809(4)	$10.29	$21,627,614.61	0.00011020	$2,383.36
Fees to be Paid	Equity	Common shares, no par value per share, 2020 Employee Stock Purchase Plan	Other(3)	420,361(5)	$8.7465	$3,676,687.49	0.00011020	$405.17
Fees Previously Paid	–	–	–	–	–	–	–	–
	Total Offering Amounts				–	$25,304,302.10	–	$2,788.53
	Total Fees Previously Paid				–	–	–	–
	Total Fee Offsets				–	–	–	–
	Net Fee Due				–	–	–	$2,788.53

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional common shares, no par value (the “Common Shares”), of the Registrant that become issuable under the 2020 Equity Incentive Plan (the “2020 Plan”) and 2020 Employee Share Purchase Plan (the “ESPP”) by reason of any share dividend, share split, recapitalization or any other similar transaction that results in an increase in the number of the Registrant’s outstanding Common Shares.

(2)

Estimated in accordance with Rule 457(c) and (h) solely for the purpose of calculating the registration fee on the basis of the average of the high and low prices of the Registrant’s Common Shares as reported on the Nasdaq Global Select Market on February 24, 2023.

(3)

Estimated in accordance with Rule 457(c) and (h) solely for the purpose of calculating the registration fee on the basis of the average of the high and low prices of the Registrant’s Common Shares as reported on the Nasdaq Global Select Market on February 24, 2023, multiplied by 85%, which is the percentage of the price per share applicable to purchases under the ESPP.

(4)	Represents an automatic annual increase equal to 5% of the total number of Common Shares outstanding on December 31 of the preceding year, which annual increase is provided by the 2020 Plan.
(5)	Represents an automatic annual increase equal to 1% of the total number of Common Shares outstanding on December 31 of the preceding year, which annual increase is provided by the ESPP.